Paradise, Inc. Explores Strategic Alternatives

PLANT CITY, Fla., Feb. 13, 2018 /PRNewswire/ -- Paradise, Inc. (OTCPink: PARF) (the "Company") today announced that its Board of Directors is exploring and evaluating strategic alternatives for the Company, including a possible merger or sale of, or acquisition or other strategic investment by, the Company. The Board of Directors has retained Hyde Park Capital as financial advisor to assist in this process.

The Company has not set a timetable for completion of the evaluation process or made a decision to pursue any particular strategic alternative. There can be no assurance that the exploration and evaluation of strategic alternatives will result in any particular outcome. The Company does not intend to provide any updates unless or until it determines that further disclosure is appropriate or necessary.

About Paradise, Inc.

The Company is primarily engaged in producing, packing and distributing candied fruit to manufacturing bakers, institutions and retailers for use in home baking, as well as in the production of plastic containers for its own products and molded plastics for sale to unaffiliated customers.

Forward-Looking Statements

The statements in this press release that are not historical, including without limitation statements regarding the Company's beliefs, expectations, prospects, strategic plans and statements regarding strategic alternatives or other future transactions, constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact should be considered "forward-looking statements" for these purposes. In some cases, forward-looking statements can be identified by the use of such terminology as "may," "will," "expects," "plans," "anticipates," "intends," "believes," "estimates," "potential," or "continues," or the negative thereof or other similar words. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations or any of our forward-looking statements will prove to be correct. Forward-looking statements are subject to inherent risks and uncertainties, and actual results and developments may be materially different from those expressed or implied by our forward-looking statements. We undertake no obligation to update forward-looking statements other than as required by law.

CONTACT: Hyde Park Capital Advisors, LLC, John McDonald, mcdonald@hydeparkcapital.com, (813) 383-0206